Exhibit 14

                           GOLDEN STAR RESOURCES LTD.

                                 COMPANY POLICY

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 CODE OF ETHICS FOR DIRECTORS, SENIOR EXECUTIVE AND FINANCIAL OFFICERS AND OTHER
                               EXECUTIVE OFFICERS
                           (Updated January 31, 2006)

The business of Golden Star Resources Ltd. (the "Corporation") shall be conducted with honesty and integrity and in accordance with the highest ethical and legal standards. This Code of Ethics (the "Code") has been adopted by the Corporation pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the American Stock Exchange in order to provide written standards and guidance to the Corporation's directors, principal executive officer, principal financial officer, principal accounting officer or controller or those performing similar functions, and any "executive officers" (as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended) of the Corporation not named above (collectively, "Covered Persons") to promote:

1.   Honest and ethical  conduct,  including  the ethical  handling of actual or
     apparent   conflicts  of  interest   between   personal  and   professional
     relationships;

2.   Compliance with applicable governmental laws, rules and regulations;

3. Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Corporation files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Corporation;

4. The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

5.   Accountability for adherence to the Code.

This Code is the sole code of ethics adopted by the Corporation for the purposes of Section 406 of the Sarbanes-Oxley Act and the rules of the American Stock Exchange. Insofar as other policies or procedures of the Corporation govern or purport to govern the behavior or activities of Covered Persons, such policies and procedures are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. In addition, such policies and procedures shall not be deemed in any way to define or broaden the obligations of Covered Persons under this Code.

1.       Honest and Ethical Conduct

The Corporation is committed to compliance with the highest ethical standards in pursuing its business interests, and expects Covered Persons to observe those standards. Stated generally, the ethical standards to which the Corporation is committed, and for which all Covered Persons are individually accountable, are as follows:


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A.   Conducting  the  Corporation's   business  in  compliance  with  applicable
     governmental laws, rules, and regulations.

B. Dealing ethically with employees, contractors, suppliers, customers and others.

C. Avoiding situations where personal interests are, or appear to be, in conflict with the Corporation's interests.

D. Responsibly using and protecting the Corporation's assets, including property, equipment, facilities, funds and information.

E. Maintaining confidentiality of nonpublic information and not acting on such information for personal gain.

Some of these ethical standards are discussed in more detail below.

2.       Compliance with Law

The Corporation and all Covered Persons should respect and comply with applicable laws, rules and regulations of Canada and the United States and the other countries and state, local and other jurisdictions in which the Corporation conducts its business.

The Corporation is subject to legal requirements that are both numerous and complex. All Covered Persons should undertake to understand those laws that apply to them in the performance of their jobs and take steps to ensure that the Corporation's operations with which they are involved are conducted in conformity with those laws. The failure of Covered Persons to adhere to the letter and the spirit of the law could result in both personal and corporate criminal liability. Each Covered Person is personally responsible for complying with the law.

3.       Conflicts of Interest

All Covered Persons have a duty to avoid business, financial or other relationships which might either conflict with the Corporation's interests or compromise their loyalty to the Corporation. A "conflict of interest" exists when a person's private interest interferes or conflicts, or appears to interfere or conflict, with the interests of the Corporation or the person's duties to the Corporation. Conflicts of interest may also arise when a person, or members of his or her family, receives improper personal benefits as a result of his or her position in the Corporation.

Covered Persons are prohibited from (a) taking for themselves personally opportunities that properly belong to the Corporation or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Corporation.

4.       Public Reporting

As a public company, it is of critical importance that the Corporation's public disclosures, including filings with the Securities and Exchange Commission, be accurate and timely. A Covered Person may be called upon to provide necessary information to ensure that the Corporation's public disclosures are accurate, fair and understandable. The Corporation expects Covered Persons to take this responsibility seriously and to provide appropriate answers to inquiries related to the Corporation's public disclosure requirements.

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All of the Corporation's books, records,  accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Corporation's transactions and must conform both to applicable legal requirements and to the Corporation's system of internal controls.

5.       Compliance with this Code

Covered Persons are expected to comply with all of the provisions of this Code. The Board of Directors will have primary authority and responsibility for the enforcement of this Code. Any suspected violation of this Code shall be promptly reported to the Chairman of the Board of Directors (the "Board") or Allan J. Marter, the Chief Financial Officer of the Corporation (the "Compliance Officer"). The Chairman of the Board and the Compliance Officer may be reached as follows:

         Chairman of the Board            Compliance Officer
         c/o Golden Star Resources Ltd.   c/o Golden Star Resources Ltd.
         10901 W. Toller Drive            10901 W. Toller Drive
         Suite 300                        Suite 300
         Littleton, Colorado 80127        Littleton, Colorado  80217

                                          Email :  amarter@gsr.com



The Compliance Officer shall forward all information received concerning a possible violation of this Code to the Board. If the Board receives information regarding an alleged violation of this Code, then the Board shall evaluate such information as to gravity and credibility and if necessary, initiate an informal inquiry or a formal investigation with respect thereto.

The Board shall enforce this Code through appropriate disciplinary actions. It shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary actions to be taken against any Covered Person who has violated the Code. The disciplinary actions available to the Board include counseling, oral or written reprimands, warnings, probations or suspensions (with or without pay), demotions, reductions in salary, terminations of employment, and restitution.

For the avoidance of doubt, the jurisdiction of the Board shall include, in addition to the Covered Person that violated this Code, any other employee involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a material violation and (ii) persons who withhold material information about a suspected violation of this Code when requested to divulge such information.

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Situations  that may involve a  violation  of this Code may not always be clear.
Covered Persons are encouraged to discuss questions or concerns about violations of laws, rules or regulations with the Chairman of the Board or the Compliance Officer.

6.       Amendment and Waiver

This Code may only be amended by the affirmative vote of a majority of the Board, and any waiver or implicit waiver of this Code must be approved by the Board. All amendments or waivers of the Code shall be disclosed promptly, but in no event more than five business days after such amendment or waiver, if and in the manner prescribed by the Securities and Exchange Commission, the American Stock Exchange, and as otherwise required by law.


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